Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274067
333-274067-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not offers to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 8, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 15, 2023)

$

Boardwalk Pipelines, LP

 % Senior Notes due 20

Fully and unconditionally guaranteed by Boardwalk Pipeline Partners, LP

This is an offering by Boardwalk Pipelines, LP of $     of     % senior notes due 20    . Interest on the notes is payable on      and      of each year, beginning     , 2024. Interest on the notes will accrue from     , 2024. The notes will mature on     , 20    .

The notes will be redeemable, in whole or in part, at our option at any time, at the applicable redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to the date of redemption.

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior indebtedness. The notes will be fully and unconditionally guaranteed by our parent, Boardwalk Pipeline Partners, LP. The guarantee will rank equally with all of the existing and future senior indebtedness of the guarantor. The notes and the guarantee will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and effectively subordinated to all of our and the guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Investing in the notes involves risk. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 3 of the accompanying base prospectus as well as the risk factors discussed in Boardwalk Pipeline Partners, LP’s Annual Report on Form 10-K for the year ended December 31, 2023 for additional risks and uncertainties.

	Public Offering Price (1)		Underwriting Discount		Proceeds to us (before expenses) (1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2024 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. Currently, there is no public market for the notes.

It is expected that delivery of the notes will be made to investors in registered book entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about     , 2024.

Joint Book-Running Managers

Barclays	J.P. Morgan	MUFG	Truist Securities
Citigroup	Regions Securities LLC	TD Securities	Wells Fargo Securities

Co-Managers

BofA Securities	Goldman Sachs & Co. LLC

    , 2024

Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in this prospectus supplement differs or varies from the information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Forward-Looking Statements and Associated Risks” in this prospectus supplement and the accompanying base prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We and the underwriters are not making an offer of the notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this

S-i

prospectus supplement or the accompanying base prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and cash flow may have changed since such dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying base prospectus as well as the risk factors discussed in Boardwalk Pipeline Partners, LP’s Annual Report on Form 10-K for the year ended December 31, 2023 for additional risks and uncertainties and for more information about important factors that you should consider before buying notes in this offering.

References in this prospectus supplement to “Boardwalk Pipelines,” “we,” “our,” “us” or similar terms, when used in the present tense or for historical periods, refer to Boardwalk Pipelines, LP together, unless the context otherwise requires, with our operating subsidiaries. References in this prospectus to our “general partner” refer to Boardwalk Operating GP, LP. References in this prospectus to the “partnership,” “our parent,” “the guarantor” or “Boardwalk Pipeline Partners” refer to Boardwalk Pipeline Partners, LP. References to “Loews” refer to Loews Corporation, the ultimate parent company of the partnership. We are the wholly owned subsidiary of the partnership and the partnership has no operations other than through us.

Boardwalk Pipeline Partners, LP

The partnership operates in the midstream portion of the natural gas and natural gas liquids and other hydrocarbons (herein referred to together as “NGLs”) industry, providing transportation and storage services for those commodities. We also provide ethane supply and transportation services for industrial customers in Louisiana and Texas.

Boardwalk Pipelines, LP

We are a wholly owned direct subsidiary of the partnership and the partnership has no operations other than through us.

Our Business

Through our operating subsidiaries we own and operate natural gas and NGLs pipelines, including integrated storage facilities. Our natural gas pipeline systems originate in the Gulf Coast region, Oklahoma, Arkansas, Tennessee, Kentucky, Illinois, Indiana and Ohio and our NGLs pipelines and storage facilities are located in Texas and Louisiana. Our pipeline systems contain approximately 13,455 miles of interconnected natural gas pipelines, directly serving customers in thirteen states and indirectly serving customers throughout the northeastern and southeastern U.S. through numerous interconnections with unaffiliated pipelines. We also own and operate approximately 855 miles of NGLs pipelines in Louisiana and Texas. In the year ended December 31, 2023, our pipeline systems transported approximately 3.7 trillion cubic feet of natural gas and approximately 98.5 million barrels (“MMBbls”) of NGLs. Average daily throughput on our natural gas pipeline systems during the year ended December 31, 2023 was approximately 10.0 billion cubic feet (“Bcf”). Our natural gas storage facilities are comprised of fourteen underground storage fields located in four states with aggregate working gas capacity of approximately 199.5 Bcf and our NGLs storage facilities consist of eleven salt-dome caverns located in Louisiana with an aggregate storage capacity of approximately 31.2 MMBbls. We also own nine salt-dome caverns and related brine infrastructure for use in providing brine supply services and to support the NGLs storage operations.

We offer transportation services on both a firm and interruptible basis. Our customers choose, based upon their particular needs, the applicable mix of services depending upon the availability of pipeline capacity, the price of services and the volume and timing of customer requirements. Our firm transportation customers reserve a specific amount of pipeline capacity at specified receipt and delivery points on our system. The transaction price for firm service contracts is comprised of a fixed fee based on the quantity of capacity reserved, regardless of use (capacity reservation fee), plus variable fees in the form of a usage fee paid on the volume of commodity actually transported or injected and withdrawn from storage. Capacity reservation revenues derived from a firm service contract are generally consistent during the contract term, but can be higher in winter periods than the rest of the year, especially for no-notice service agreements. Firm transportation contracts can range from one to twenty years, although we may enter into shorter-or longer-term contracts. In providing interruptible services to customers, we agree to transport natural gas or NGLs for a customer when capacity is available. Interruptible service customers pay a commodity charge only for the volume of gas actually transported, plus a fuel charge. Interruptible transportation agreements have terms ranging from day-to-day to multiple years, with rates that change on a daily, monthly or seasonal basis. Our NGLs transportation services are generally fee-based or contain a minimum volume commitment (“MVC”). For the year ended December 31, 2023, approximately 89% of our revenues were derived from capacity reservation fees under firm contracts or from contracts with MVCs, approximately 6% of our revenues were derived from fees based on utilization under firm contracts and approximately 5% of our revenues were derived from interruptible transportation, interruptible storage, parking and lending, ethane supply and other services.

Executive Offices, Ownership and Structure

We are a wholly owned subsidiary of the partnership. We conduct the partnership’s operations and own its operating subsidiaries. Our general partner is managed by the partnership as its managing member. In turn, the partnership is managed by its general partner, Boardwalk GP, LP (“Boardwalk GP”). As a limited partnership, Boardwalk GP does not have a board of directors and is managed by its general partner, Boardwalk GP, LLC (“BGL”). BGL has a board of directors that oversees the partnership’s management, operations and activities. Loews indirectly owns 100% of the equity interests in BGL, Boardwalk GP and the partnership.

The partnership’s principal executive offices are located at 9 Greenway Plaza, Suite 2800, Houston, Texas, 77046, and the phone number is (866) 913-2122. The partnership makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through the partnership’s website located at www.bwpipelines.com, as soon as reasonably practicable. Information on its website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

The Offering

Issuer	Boardwalk Pipelines, LP

Guarantor	Boardwalk Pipeline Partners, LP

Notes Offered	$ aggregate principal amount of % senior notes due 20 , or the notes.

Maturity Date	The notes will mature on , 20 .

Interest	The notes will bear interest at the rate of % per year. Interest on the notes will be payable in arrears on and of each year they are outstanding, beginning on , 2024. Interest on the notes will accrue from , 2024.

Optional Redemption	The notes will be redeemable, in whole or in part, at our option at any time prior to , 20 at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed or the “make whole” redemption price, plus accrued and unpaid interest, if any, to the date of redemption. The notes will be redeemable in whole or in part, at our option, at any time and from time to time on or after , 20 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes—Optional Redemption.”

Ranking	As of December 31, 2023, after giving effect to this offering and the use of proceeds thereof, the notes will be:

•	our, but not our subsidiaries’, senior unsecured obligations;

•	effectively subordinated in right of payment to all of our future secured debt to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries, including (i) $100.0 million aggregate principal amount of 7.25% debentures due 2027 of Texas Gas Transmission, LLC (“Texas Gas”) and (ii) our subsidiaries’ borrowings under our revolving credit facility;

•

equal in right of payment to all of our, but not our subsidiaries’, existing and future senior debt, including (i) $600.0 million aggregate principal amount of our 4.95% notes due 2024, $550.0 million aggregate principal amount of our 5.95% notes due 2026, $500.0 million aggregate principal amount of our 4.45% notes due 2027, $500.0 million aggregate principal amount of our 4.80% notes due 2029, $500.0 million aggregate principal amount of our 3.40% senior notes due 2031 and $500.0 million aggregate principal amount of our 3.60% senior notes due 2032 and (ii) borrowings by us under our revolving credit facility; and

•	senior in right of payment to any of our, but not our subsidiaries’, existing and future indebtedness that is made expressly subordinated to the notes.

The indenture governing the notes will permit us to incur additional debt, all of which may be senior debt and, subject to specified limitations, secured.

Guarantee	The notes will be fully and unconditionally guaranteed by the partnership on a senior unsecured basis. The partnership’s guarantee of the notes will rank equally with all its existing and future senior debt, including its guarantee of indebtedness under our revolving credit facility. The guarantee will be effectively subordinated in right of payment to all of the partnership’s future secured debt to the extent of the value of the assets securing such debt.

Use of Proceeds	We intend to use a portion of the net proceeds of approximately $ million from this offering (after deducting the underwriting discount and estimated offering expenses) to retire all of the outstanding $600.0 million aggregate principal amount of the 4.95% notes due 2024 of Boardwalk Pipelines (the “2024 Notes”) at or prior to maturity and the remainder of the net proceeds, if any, will be used for general partnership purposes, which may include, among other things, growth capital expenditures and additions to working capital. Pending such use, we intend to hold the proceeds in cash and cash equivalents. Certain of the underwriters or their affiliates may hold our 2024 Notes to be repaid with proceeds from this offering and, accordingly, may receive a substantial portion of the net proceeds of this offering. Please read “Use of Proceeds” and “Underwriting—Other Relationships” in this prospectus supplement.

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included or incorporated by reference in this prospectus in deciding whether to invest in the notes.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture governing the notes having the same terms as, and ranking equally with, the notes in all respects (except for the public offering price, issue date and the payment of interest accruing prior to the date such additional notes are initially issued under the indenture), so that such additional notes form a single series with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Covenants of the Indenture	We will issue the notes under an indenture which will, among other things, restrict our ability to create liens, enter into sale and lease-

back transactions, enter into mergers or sell all or substantially all of our assets. See “Description of the Notes—Certain Covenants” and “—Merger, Amalgamation, Consolidation and Sale of Assets.”

Governing Law	State of New York.

RISK FACTORS

An investment in the notes involves a significant degree of risk. Before you invest in the notes, you should carefully consider all of the information contained in or incorporated by reference into this prospectus, including the risk factors included below and described under the caption “Risk Factors” beginning on page 3 of the accompanying base prospectus and the risk factors described in the partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 for additional risks and uncertainties before investing in the notes. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks.

Risks Relating to the Notes

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to fund our liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and the notes, on commercially reasonable terms or at all.

Our indebtedness and other financial obligations could impair our financial condition and our ability to fulfill our debt obligations.

As of December 31, 2023, we had $3.3 billion in principal amount of long-term debt outstanding. As of December 31, 2023, as adjusted to give effect to this offering and the use of proceeds herefrom, we would have had:

•	total indebtedness of approximately $ billion; and

•	$975.0 million of undrawn but available credit under our revolving credit facility.

We will be permitted, under our revolving credit facility, the indenture governing the notes and the indentures governing our existing notes, to incur additional debt, subject to certain limitations under our revolving credit facility and, in the case of secured debt, under the indenture governing the notes. If we incur additional debt following this offering, our increased leverage could, for example:

•

make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the other indebtedness, could result in an event of default on the notes or such other indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limit our ability to obtain additional financing in the future for working capital, acquisitions, capital expenditures and other general business activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	detract from our ability to successfully withstand a downturn in our business or the economy generally; and

•	place us at a competitive disadvantage relative to less leveraged competitors.

If we are unable to meet our debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial obligations, seek additional equity capital or sell our assets. We may be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all.

In the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to any holders of our secured debt and the debt of our subsidiaries.

The notes will be our and the guarantor’s general unsecured senior obligations, and effectively subordinated to any secured debt that we may incur in the future to the extent of the value of the assets securing that debt and structurally subordinated to any indebtedness of our subsidiaries. As of December 31, 2023, after giving effect to this offering and the use of proceeds thereof, our subsidiaries will have an aggregate of approximately $100.0 million in senior notes issued by Texas Gas. Our subsidiaries may incur additional indebtedness in the future. Our right to receive any assets of our subsidiaries, as an equity holder of such subsidiaries, and the consequent right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of the applicable subsidiaries’ creditors. If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt and any debt of our subsidiaries will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on any secured debt and the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. Although we have registered the sale of the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to list the notes for trading on any securities exchange or arrange for any quotation system to quote prices for them. The underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obliged to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

If the Internal Revenue Service (the “IRS”) makes audit adjustments to our parent’s income tax returns beginning after December 31, 2017, the IRS may collect any resulting taxes (including any applicable penalties and interest) directly from our parent, in which case our parent’s cash available for payment on the guarantee of the notes could be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, if the IRS makes audit adjustments to our parent’s income tax returns for tax years beginning after December 31, 2017, the IRS may collect any resulting taxes (including any applicable penalties and interest) directly from our parent. Our parent will generally have the ability to shift any such tax liability to our parent’s general partner and limited partner in accordance with their interests in our parent during the year under audit, but there can be no assurance that our parent will be able to do so under all circumstances. If our parent is required to make payments of taxes, penalties and interest resulting from audit adjustments, our parent’s cash available for payment on the guarantee of the notes could be substantially reduced.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $    million from the sale of $    million aggregate principal amount of notes we are offering (after deducting the underwriting discount and estimated offering expenses). We intend to use a portion of the net proceeds to retire all of the outstanding $600.0 million aggregate principal amount of the 4.95% notes due 2024 of Boardwalk Pipelines at or prior to maturity and the remainder of the net proceeds, if any, will be used for general partnership purposes, which may include, among other things, growth capital expenditures and additions to working capital. Pending such use, we intend to hold the proceeds in cash and cash equivalents. Certain of the underwriters or their affiliates may hold our 2024 Notes to be repaid with proceeds from this offering and, accordingly, may receive a substantial portion of the net proceeds of this offering. Please read “Underwriting—Other Relationships” in this prospectus supplement.

CAPITALIZATION

The following table shows the partnership’s consolidated cash and cash equivalents and capitalization as of December 31, 2023:

•	on a historical basis;

•

as adjusted to give effect to this offering of $    million in aggregate principal amount of the notes and the application of the net proceeds therefrom in the manner described under “Use of Proceeds.” Pending such use, we intend to hold the proceeds in cash and cash equivalents.

This table is derived from, and should be read together with, the partnership’s historical financial statements and the accompanying notes incorporated by reference in this prospectus. You should also read this table in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” appearing in the partnership’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus.

	As of December 31, 2023
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents	$20.1	$
Long-term debt:
Revolving credit facility	25.0		25.0
Notes and debentures:
Boardwalk Pipelines:
4.95% notes due 2024	600.0		—
5.95% notes due 2026	550.0		550.0
4.45% notes due 2027	500.0		500.0
4.80% notes due 2029	500.0		500.0
3.40% notes due 2031	500.0		500.0
3.60% notes due 2032	500.0		500.0
% notes due 20 (the notes offered hereby)	—
Texas Gas:
7.25% debentures due 2027	100.0		100.0
Unamortized debt discount and issuance costs	(16.7)

Total long-term debt (1)	$3,258.3	$

Equity:
Partners’ capital	5,867.7		5,867.7
Accumulated other comprehensive loss	(76.6)		(76.6)

Total partners’ capital	5,791.1		5,791.1

Total capitalization	$9,049.4	$

(1)	As of December 31, 2023, we also had a $3.6 million long-term finance lease obligation which is not reflected in the table above.

DESCRIPTION OF THE NOTES

We will issue the notes offered hereby as a series of debt securities under an indenture dated as of August 21, 2009, between us, the partnership, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended by the third supplemental indenture thereto dated as of April 18, 2013 (which we refer to as, as so amended, the “base indenture”), and as supplemented by the tenth supplemental indenture thereto. The tenth supplemental indenture sets forth certain specific terms applicable to the notes offered hereby, and references to the “indenture” in this description mean the base indenture as so amended and supplemented by the tenth supplemental indenture. References to the “notes” in this Description of the Notes refer to the notes offered hereby. You can find the definitions of various terms used in this description under “— Certain Definitions.” The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

This description is intended to be an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus under “Description of Debt Securities” and the provisions of the indenture that may be important to you before investing in the notes. This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus. Capitalized terms defined in the accompanying base prospectus or in the indenture have the same meanings when used in this prospectus supplement unless updated herein. In this description of the notes, all references to “we,” “us” or “our” are to Boardwalk Pipelines, LP only, and not to Boardwalk Pipeline Partners, LP or to any of Boardwalk Pipelines, LP’s subsidiaries, unless otherwise indicated. References in this Description of the Notes to “the partnership” or “the guarantor” refer only to Boardwalk Pipeline Partners, LP, and not to any of its subsidiaries.

The indenture will not limit the amount of debt securities that we may issue. Debt securities may be issued under the base indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series. The notes will have negative covenants that are substantially similar to the covenants contained in the indentures governing our existing notes.

General

The Notes. We will issue the notes in an aggregate principal amount of $    million. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes:

•	will be our, but not our Subsidiaries’, general unsecured, senior obligations;

•	will mature on , 20 ;

•	will be fully and unconditionally guaranteed by the guarantor;

•	will not be entitled to the benefit of any sinking fund; and

•

initially will be issued only in book-entry form represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee as custodian for DTC.

Interest. Interest on the notes will:

•	accrue at the rate of % per annum;

•	accrue from , 2024 or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on and of each year, commencing on , 2024;

•	be payable to holders of record on and immediately preceding the related interest payment dates;

•	be computed on the basis of a 360-day year consisting of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

Payment and Transfer. Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office of the trustee located at 311 South Wacker Drive, Suite 6200B, Floor 62, Mailbox #44, Chicago, Illinois 60606.

Payment of principal of, premium, if any, and interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes are no longer represented by a global note, payments of interest on notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder. All funds that we provide to the trustee or a paying agent for the payment of principal and any premium or interest on any note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws) be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

No service charge will be imposed for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of notes. We are not required to register the transfer of or to exchange any note selected or called for redemption.

The registered holder of a note will be treated as its owner for all purposes, and all references in this description to “holders” mean holders of record, unless otherwise indicated.

Replacement of Securities. We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional Issuances

The indenture will permit us to issue notes with an unlimited principal amount. We may from time to time, without notice or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes offered hereby in all respects (except for the public offering price, issue date and the payment of interest accruing prior to the date such additional notes are initially issued under the indenture), so that such additional notes form a single series with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby.

Guarantee of the Notes

We are a subsidiary of the partnership. The partnership will fully and unconditionally guarantee the due and punctual payment of the principal, any premium and interest on the notes when and as they become due and payable, whether at stated maturity or otherwise. The partnership has also guaranteed our obligations under our revolving credit facility, our 4.95% senior notes due 2024, our 5.95% senior notes due 2026, our 4.45% senior notes due 2027, our 4.80% senior notes due 2029, our 3.40% senior notes due 2031 and our 3.60% senior notes due 2032. Its guarantee of the notes will rank equally in right of payment with its other existing and future senior indebtedness from time to time outstanding, including its guarantee of our obligations under our revolving credit facility, our 4.95% senior notes due 2024, our 5.95% senior notes due 2026, our 4.45% senior notes due 2027, our 4.80% senior notes due 2029, our 3.40% senior notes due 2031 and our 3.60% senior notes due 2032 and senior in right of payment to any future subordinated debt it may incur.

The guarantee provides that upon a default in payment of principal or any premium or interest on a note, the holder of the note may institute legal proceedings directly against the guarantor to enforce the guarantee without first proceeding against us. The guarantor is obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

Optional Redemption

Prior to    , 20   (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus     basis points less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notes called for redemption will become due on the date fixed for redemption. Notices of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. The notice of redemption for the notes to be redeemed will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Any such redemption may, at our discretion, be conditioned on the satisfaction or waiver of one or more conditions, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of any waiver of a condition or failure to meet such conditions no later than the redemption date.

Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes are redeemed at any time, the trustee will select the notes (or any portion of notes in integral multiples of $1,000) to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC’s customary practices.

The trustee shall have no responsibility for calculating the redemption price.

Except as set forth above, the notes will not be redeemable by us prior to maturity, will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders.

Sinking Fund

The notes will not be subject to a sinking fund.

Ranking

The notes will be unsecured, unless we are required to secure them as described below under “—Certain Covenants—Limitations on Liens.” The notes will also be our, but not our Subsidiaries’, unsubordinated obligations and will rank equally in contractual right of payment with all of our other existing and future unsubordinated indebtedness, including our 4.95% senior notes due 2024, our 5.95% senior notes due 2026, our 4.45% senior notes due 2027, our 4.80% senior notes due 2029, our 3.40% senior notes due 2031 and our 3.60% senior notes due 2032.

We currently conduct substantially all our operations through our Subsidiaries, and our Subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions, loans or advances from our Subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our Subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our Subsidiaries, including (i) trade payables, (ii) $100.0 million aggregate principal amount of 7.25% debentures due 2027 of Texas Gas, and (iii) our subsidiaries’ borrowings under our revolving credit facility. This means that you, as a holder of the notes, will have a junior position to the claims of creditors of such Subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt we or our Subsidiaries may incur. See “Risk Factors—Risks Relating to the Notes—In the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to any holders of our secured debt and the debt of our subsidiaries.”

Certain Covenants

The following is a description of certain covenants of the indenture that limit our ability and the ability of our Subsidiaries to take certain actions.

Limitations on Liens. We will not, nor will we permit any Subsidiary to, issue, assume, or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest, or encumbrance (“mortgage”) of, or upon, any of our property or any property of such Subsidiary without effectively providing that the notes shall be equally and ratably secured with such Indebtedness. However, the foregoing restriction shall not apply to:

•

any purchase money mortgage created by us or a Subsidiary to secure all or part of the purchase price of any property (or to secure a loan made to enable us or a Subsidiary to acquire the property described in such mortgage), provided that the principal amount of the Indebtedness secured by any such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired;

•

any mortgage existing on any property at the time of its acquisition by us or a Subsidiary, whether or not assumed by the Issuer or a Subsidiary, and any mortgage on any property acquired or constructed by us or a Subsidiary and created not later than 12 months after (i) completion of such acquisition or construction or (ii) commencement of full operation of such property, whichever is later; provided, however, that, if assumed or created by us or a Subsidiary, the principal amount of the Indebtedness secured by such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired and/or the cost of the property constructed;

•

any mortgage created or assumed by us or a Subsidiary on any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, including accounts and other receivables, related to the operation or use of any property acquired or constructed by us or a Subsidiary and created not later than 12 months after (i) completion of such acquisition or construction or (ii) commencement of full operation of such property, whichever is later;

•	any mortgage existing on any property of a Subsidiary at the time it becomes a Subsidiary and any mortgage on property existing at the time of acquisition thereof;

•

any refunding or extension of maturity, in whole or in part, of any mortgage created or assumed in accordance with the provisions of the first through fourth bullet points above, or the fifteenth, sixteenth or twenty-fifth bullet points below, provided that the principal amount of the Indebtedness secured by such refunding mortgage or extended mortgage shall not exceed the principal amount of the Indebtedness secured by the mortgage to be refunded or extended outstanding at the time of such refunding or extension and that such refunding mortgage or extended mortgage shall be limited in lien to the same property that secured the mortgage so refunded or extended;

•

any mortgage created or assumed by us or a Subsidiary to secure loans to us or a Subsidiary maturing within 12 months of the date of creation thereof and not renewable or extendable by the terms thereof at the option of us or such Subsidiary beyond such 12 months, and made in the ordinary course of business;

•

mechanics’ or materialmen’s liens or any lien or charge arising by reason of pledges or deposits to secure payment of workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges;

•

any mortgage arising by reason of deposits with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us or a Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

•	mortgages upon rights-of-way;

•	undetermined mortgages and charges incidental to construction or maintenance;

•

the right reserved to, or vested in, any municipality or governmental or other public authority or railroad by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, power, franchise, grant, license or permit;

•	liens for taxes and assessments which are not at the time delinquent;

•	liens for specified taxes and assessments which are delinquent but the validity of which is being contested in good faith at the time by us or a Subsidiary;

•	liens reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

•	defects and irregularities in the titles to any property (including rights-of-way and easements) which are not material to our and our Subsidiaries’ business considered as a whole;

•

any mortgages securing Indebtedness neither assumed nor guaranteed by us or a Subsidiary nor on which we or such Subsidiary customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or a Subsidiary, which mortgages do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

•

easements, exceptions or reservations in any property of us or a Subsidiary granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

•

rights reserved to or vested in any municipality or public authority to control or regulate any property of us or a Subsidiary, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

•	any obligations or duties, affecting the property of us or a Subsidiary, to any municipality or public authority with respect to any franchise, grant, license or permit;

•

the liens of any judgments in an aggregate amount not in excess of $2,000,000 or the lien of any judgment the execution of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

•	zoning laws and ordinances;

•

any mortgage existing on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

•	leases now or hereafter existing and any renewals or extensions thereof;

•

any lien on inventory and receivables incurred in the ordinary course of business to secure Indebtedness incurred for working capital purposes including liens incurred in connection with a sale of receivables; and

•

any mortgage not permitted by the bullet points above if at the time of, and after giving effect to, the creation or assumption of any such mortgage, the aggregate amount of all mortgages not permitted by the bullet points above, together with the total consolidated Attributable Debt in respect of sale and lease-back transactions permitted by the first bullet point under “—Limitations on Sale and Lease-Back Transactions” below, does not exceed ten percent (10%) of our Consolidated Net Tangible Assets.

Limitations on Sale and Lease-Back Transactions. We will not, nor will we permit any Subsidiary to, sell and lease back for more than three years any Principal Property acquired or placed into service more than 180 days before such lease arrangement, unless:

•

the lessee would be entitled to incur Indebtedness secured by a mortgage on such Principal Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the notes; or

•

we retire Funded Indebtedness or cause Funded Indebtedness to be retired, in either case in an amount equal to the amount of the net proceeds of such sale, within 90 days of the effective date of such sale and lease-back transaction.

This limitation will not apply to sale and lease-back transactions (1) relating to industrial development or pollution control financing or (2) involving only us and any Subsidiary or Subsidiaries, nor will such transactions be included in any computation of Attributable Debt.

Notwithstanding the foregoing, we and our Subsidiaries may enter into sale and lease-back transactions so long as at the time of, and after giving effect to, such transactions, the total consolidated Attributable Debt of ours and our Subsidiaries in respect of such transactions, together with mortgages incurred pursuant to the last bullet point under “—Limitations on Liens” above, does not exceed ten percent (10%) of our Consolidated Net Tangible Assets.

Reports. So long as any notes are outstanding, we will be required to comply with the covenant under the caption “Description of Debt Securities—Covenants—Reports” of the accompanying base prospectus. We are also required to furnish to the trustee annually a statement as to our compliance with all covenants under the indenture.

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, unless:

•	we are the surviving Person in the case of a merger, or the surviving or transferee Person if other than us:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes, by supplemental indenture satisfactory to the trustee, all of our obligations under the indenture and the debt securities issued under the indenture;

•	immediately after giving effect to the transaction or series of transactions, no Default or Event of Default would occur or be continuing;

•

if we are not the surviving Person, then each Guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the notes will continue to apply to the obligations under the notes and the indenture; and

•

we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all of our liabilities and obligations under the indenture and the notes. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the notes.

Events of Default

Events of Default. In addition to the “Events of Default” described under the caption “Description of Debt Securities—Events of Default, Remedies and Notice—Events of Default” on page 10 of the accompanying base prospectus, each of the following will be an “Event of Default” under the indenture with respect to the notes:

•

the guarantee of the guarantor (i) ceases to be in full force and effect, except as specifically permitted under the indenture, (ii) is declared null and void in a judicial proceeding or (iii) is denied or disaffirmed by the guarantor.

In the case of a Reporting Failure, the Event of Default described in the fourth bullet point under “Description of Debt Securities—Events of Default, Remedies and Notice—Events of Default” in the accompanying base prospectus shall occur if there is a failure to comply for 180 days after notice is given.

Exercise of Remedies. If an Event of Default, other than an Event of Default described in the fifth bullet point under the caption “Description of Debt Securities—Events of Default, Remedies and Notice—Events of Default” on page 10 of the accompanying base prospectus, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the entire principal of, and accrued and unpaid interest, if any, on all the notes to be due and payable immediately. If an Event of Default described in such fifth bullet point occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all debt securities outstanding under the indenture, including the notes, will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding notes may rescind any declaration of acceleration by the trustee or the holders, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default with respect to the notes have been cured or waived, other than the nonpayment of principal, premium or interest on the notes that have become due solely by the declaration of acceleration.

The trustee will not be obligated, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

•	such holder has previously given the trustee notice that an Event of Default with respect to the notes is continuing;

•	holders of at least 25% in principal amount of the outstanding notes have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment. The holders of a majority in principal amount of the notes have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unduly prejudicial to the interests of holders of notes not taking part in such direction; or

•	would involve the trustee in personal liability.

Notice of Default. Within 30 days after the occurrence of any Default or Event of Default, we are required to give written notice to the trustee and indicate the status of the Default or Event of Default and what action we are taking or propose to take to cure it, as further described under the caption “Description of Debt Securities—Events of Default, Remedies and Notice—Notice of Event of Default” on page 11 of the accompanying base prospectus.

Defeasance

At any time, we may terminate all our obligations under the indenture as they relate to the notes, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the notes;

•	to replace mutilated, destroyed, lost or stolen notes; or

•	to maintain a registrar and paying agent in respect of the notes.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•

some of the covenants applicable to the notes, including those described above under “—Certain Covenants—Limitations on Liens,” “—Certain Covenants—Limitations on Sale and Lease-Back Transactions” and “—Merger, Amalgamation, Consolidation and Sale of Assets;” and

•	the cross acceleration provision described under “—Events of Default—Events of Default” above.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased notes may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in the fourth bullet point under “Description of Debt Securities—Events of Default, Remedies and Notice—Events of Default” in the accompanying base prospectus or because of a default under either of the two bullet points under “—Events of Default—Events of Default” above.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the notes to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no Default has occurred and is continuing after the deposit in trust; and

•

deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the United States Internal Revenue Service or a change in applicable United States federal income tax law.

Satisfaction and Discharge

We may discharge all our obligations under the indenture with respect to the notes, other than our obligation to register the transfer of and exchange notes, provided that we either:

•	deliver all outstanding notes to the trustee for cancellation; or

•

all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are scheduled for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash or certain U.S. government obligations sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Amendment and Waiver

We may amend the indenture or the holders of the notes may waive our compliance with certain covenants or past defaults under the indenture, as further described under the caption “Description of Debt Securities—Amendments and Waivers” of the accompanying base prospectus.

Book-Entry System; Depository Procedures

Initially, the notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of a nominee of DTC, as further described under the caption “Description of Debt Securities—Book Entry, Delivery and Form” of the accompanying base prospectus.

Investors may hold interests in the debt securities outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of debt securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Regarding the Trustee

The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest after a Default has occurred under the indenture and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign as trustee.

If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee security or indemnity satisfactory to it against the costs and liabilities that it may incur. The Bank of New York Mellon Trust Company, N.A. serves as trustee under the indentures for all of our and our Subsidiaries’ existing notes and debentures.

Governing Law

The indenture, the guarantee and the notes will be governed by New York law.

Certain Definitions

“Attributable Debt” means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at a rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessee, be extended).

“Consolidated Funded Indebtedness” means the aggregate of all outstanding Funded Indebtedness of ours and our consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total assets appearing on a consolidated balance sheet of a Person and its consolidated Subsidiaries less: (1) intangible assets; (2) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; and (3) reserves.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Funded Indebtedness” means any Indebtedness that matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise.

“Guarantor” means the partnership and any Subsidiary or other affiliate of us that may execute the indenture, or a supplement thereto, for the purpose of providing a guarantee of debt securities pursuant to the indenture until a successor Person shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Guarantor” shall mean such successor Person.

“Indebtedness” means indebtedness that is for money borrowed from others.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Principal Property” means any natural gas or NGLs pipeline, gathering or storage property or facility located in the United States, except any such property that in the opinion of the board of directors of Boardwalk GP, LLC is not of material importance to the total business conducted by us and our consolidated Subsidiaries.

“Reporting Failure” means the failure of us or the partnership to file with the Trustee, within 15 days after we are or the partnership is required to file the same with the SEC within the time periods specified in the

Exchange Act or in the relevant forms thereunder (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the annual reports, information, documents or other reports that we are or the partnership is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” of any Person means:

•

any corporation, association or other business entity of which more than 50% of the total voting power of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, trustees, or equivalent Persons thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

•

in the case of a partnership, more than 50% of the partners’ equity interests, considering all partners’ equity interests as a single class, is at the time of such determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any state, local, foreign or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax consequences that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. holders who hold the notes through foreign brokers or other foreign intermediaries;

•	persons holding the notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks or other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•

persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code); and

•	partnerships and other entities treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes and partners therein should consult their own tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if the IRS’s position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain recognized on a taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more “United States persons” (as defined in the Code) that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You generally will recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note in an amount equal to the difference, if any, between (i) the amount realized on such disposition and (ii) your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will not be included in the “amount realized” but will instead be treated in the same manner as described above in “—Tax Consequences to U.S. Holders—Interest on the Notes.”

Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and U.S. residents, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You should consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussion below of backup withholding and FATCA withholding, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•

you do not own, actually or constructively (including through an interest in Loews), 10% or more of the capital or profits interests in Boardwalk Pipeline Partners (from which we are disregarded as separate for U.S. federal income tax purposes);

•	you are not a “controlled foreign corporation” that is related to Boardwalk Pipeline Partners (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business”).

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for an exemption or a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such gain is attributable); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable income tax treaty rate) on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount recognized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder unless an applicable income tax treaty provides otherwise. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on “withholdable payments” (as defined in the Code), including payments of interest on the notes if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the effect of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Barclays Capital Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Truist Securities, Inc. are serving as the representatives of the underwriters for this offering. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal Amount
Barclays Capital Inc.	$
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
Truist Securities, Inc.
Citigroup Global Markets Inc.
Regions Securities LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
Goldman Sachs & Co. LLC

Total	$

The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to    % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to    % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount to be paid by us to the underwriters in connection with this offering:

Paid by Us
Per Note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated to be $1.5 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+5.” Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second trading day prior to the closing of this offering will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the second trading day prior to the closing of this offering should consult their own advisor.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Certain of the underwriters or their affiliates may hold our 2024 Notes to be repaid with proceeds from this offering and, accordingly, may receive a substantial portion of the net proceeds of this offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this prospectus supplement or the accompanying base prospectus. The notes to which this prospectus supplement and the accompanying base prospectus relate may be illiquid and/or subject to restrictions on resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying base prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Kingdom

None of this prospectus supplement, the accompanying base prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying base prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the UK will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying base prospectus or any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Boardwalk Pipelines, LP nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in the UK other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying base prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying base prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement, the accompanying base prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying base prospectus, any related free writing prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying base prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying base prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Boardwalk Pipelines, LP or Boardwalk Pipeline Partners, LP.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (“Financial Instruments and Exchange Law”). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA, an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA, an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA, a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(1)

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Notice to Prospective Investors in Australia

No placement document, offering memorandum, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. This document relates to an “Exempt Offer” within the meaning of section 61(3)(a) of the FSMR and Rule 4.3.1 of the Market Rules of the Financial Services Regulatory Authority or otherwise in circumstances which do not require the publication of an “Approved Prospectus” (as defined in section 61(2) of the FSMR).

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying base prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying base prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Boardwalk Pipelines, LP nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”) or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

LEGAL MATTERS

The validity of the notes is being passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters are being passed upon for the underwriters by Sidley Austin LLP, Houston, Texas.

EXPERTS

The financial statements of Boardwalk Pipeline Partners, LP as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The partnership files annual, quarterly and other reports with and furnishes other information to the SEC. The partnership’s SEC filings are available at the SEC’s web site at http://www.sec.gov and on the partnership’s website www.bwpipelines.com under News & Media. Information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus unless specifically so designated and filed with the SEC.

The SEC allows the partnership to “incorporate by reference” the information the partnership has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that the partnership files later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and may replace information in this prospectus and information previously filed with the SEC. As described in “Information We Incorporate by Reference” on page 2 of the accompanying base prospectus, we incorporate by reference the documents listed below:

•	The partnership’s Annual Report on Form 10-K for the year ended December 31, 2023.

If information in incorporated documents conflicts with information in this prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Boardwalk Pipeline Partners, LP

Attn: Investor Relations

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

(866) 913-2122

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance, intentions or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will likely result,” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by the partnership or our subsidiaries, are also forward-looking statements.

Forward-looking statements are based on current expectations and projections about future events and their potential impact on us. While management believes that these forward-looking statements are reasonable as and when made, there is no assurance that future events affecting us will be those that we anticipate. All forward-looking statements are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected. These include, among others, the impacts of legislative and regulatory initiatives, or the implementation thereof, the impacts of climate change, ESG matters and pipeline safety requirements and initiatives, the costs of maintaining and ensuring the integrity and reliability of our pipeline systems, our ability to complete growth projects that we have commenced or will commence, the risk of a failure in computer systems or cybersecurity attack, successful negotiation, consummation and completion of contemplated transactions, projects and agreements, risks and uncertainties related to the impacts of volatility in energy prices and our exposure to credit risk relating to default or bankruptcy by our customers.

Developments in any of these areas could cause our results to differ materially from results that have been or may be anticipated or projected. Forward-looking statements speak only as of the date of this prospectus supplement or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based. Refer to Part I, Item 1A. Risk Factors of the partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 for additional risks and uncertainties.

PROSPECTUS

Boardwalk Pipeline Partners, LP

Boardwalk Pipelines, LP

Debt Securities

Warrants

Rights

Fully and Unconditionally Guaranteed by

Boardwalk Pipeline Partners, LP

Boardwalk Pipelines, LP, may, in one or more offerings and in one or more series, offer and sell (i) its debt securities, which may be fully and unconditionally guaranteed by us, and may also be guaranteed by one or more of our subsidiaries, (ii) warrants to purchase its debt securities and (iii) rights to purchase its debt securities, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities Boardwalk Pipelines, LP may offer.

We may offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offer. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities that we offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus. We may sell these securities through underwriters on a firm commitment basis. The names of any underwriters and the specific terms of a plan of distribution will be stated in a supplement to this prospectus.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider each of the factors referred to under “Risk Factors” beginning on page 3 of this prospectus and contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 15, 2023.

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus or a prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell, in one or more offerings, up to $1,500,000,000 of the securities described in this prospectus. Each time we offer securities with this prospectus, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may also add to, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in or incorporate by reference in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

Unless the context clearly indicates otherwise, references in this prospectus to “Boardwalk,” “we,” “our,” “us” or similar terms refer to Boardwalk Pipeline Partners, LP and, unless the context indicates otherwise, its subsidiaries. References in this prospectus to our “general partner” refer to Boardwalk GP, LP (“Boardwalk GP”) and/or Boardwalk GP, LLC (“BGL”), the general partner of Boardwalk GP, as appropriate. References to “Loews” refer to Loews Corporation, the ultimate parent company of our general partner.

The information in this prospectus is accurate as of its date. You should not assume that the information contained in this prospectus is accurate as of any other date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

ABOUT BOARDWALK PIPELINE PARTNERS, LP

We are a limited partnership operating in the midstream portion of the natural gas and natural gas liquids and other hydrocarbons industry, providing transportation and storage services for those commodities.

We are managed by our general partner, Boardwalk GP. As a limited partnership, Boardwalk GP does not have a board of directors and is managed by its general partner, BGL. BGL has a board of directors that oversees our management, operations and activities. Loews indirectly owns 100% of the equity interests in BGL, Boardwalk GP and us.

Our principal executive offices are located at 9 Greenway Plaza, Suite 2800, Houston, Texas, 77046, and our phone number is (866) 913-2122. Our website is located at www.bwpipelines.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

ABOUT BOARDWALK PIPELINES, LP

Boardwalk Pipelines, LP is our wholly owned subsidiary. We have no operations other than through Boardwalk Pipelines, LP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and other reports and information with the SEC. Our SEC filings are available at the SEC’s web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain information about us on our website at www.bwpipelines.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update and may replace information in this prospectus and information previously deemed to be “filed” with the SEC.

The documents listed below and any future filings made by Boardwalk Pipeline Partners, LP with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding those furnished to the SEC on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus, until the termination of each offering under this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 7, 2023;

•	Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2023, filed on May 1, 2023, and (ii) for the quarter ended June 30, 2023, filed on July 31, 2023; and

•	Current Report on Form 8-K, filed July 3, 2023.

You may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:

Boardwalk Pipeline Partners, LP

Attn: Public Relations

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

(866) 913-2122

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

RISK FACTORS

An investment in the securities involves a significant degree of risk. Before you invest in the securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q and other subsequent filings to the extent applicable, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in the securities.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we may be unable to pay interest on, or the principal of, any debt securities. In that event, the trading price of our debt securities could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information contained in or incorporated by reference in this prospectus or in any prospectus supplement delivered with this prospectus, as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance, intentions or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will likely result” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by us or our subsidiaries, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and their potential impact on us. While management believes that these forward-looking statements are reasonable as and when made, there is no assurance that future events affecting us will be those that we anticipate. All forward-looking statements are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected. These risks and uncertainties include, among others:

•	our ability to maintain or replace expiring gas transportation and storage contracts and to sell short-term capacity on our pipelines;

•

the costs of maintaining and ensuring the integrity and reliability of our pipeline systems, the need to remove pipeline and other assets from service as a result of such activities, and the timing and financial impacts of returning any such assets to service;

•

the impact of the Federal Energy Regulatory Commission’s rate-making policies and decisions on the services we offer, the rates we are proposing to charge or are charging and our ability to recover the full cost of operating our pipelines, including earning a reasonable return on equity;

•

the impact of changes to laws and regulations, such as changes in environmental legislations, new pipeline safety legislation, and regulatory changes that result from that legislation applicable to interstate pipelines, on our business, including our costs, liabilities and revenues;

•

that we may not complete projects, including growth projects, that we have commenced or will commence, or we may complete projects on materially different terms, cost or timing than anticipated and we may not be able to achieve the intended economic or operational benefits of any such projects, if completed;

•

the successful negotiation, consummation and completion of contemplated transactions, projects and agreements, including obtaining all necessary regulatory and customer approvals and resolving land owner opposition, or the timing, cost, scope, financial performance and execution of our recent, current and future acquisitions and growth projects;

•

the ability of our customers to pay for our services, including the ability of any foundation shippers on our growth projects to provide required credit support or otherwise comply with the terms of precedent agreements;

•	the impact of new pipelines or new gas supply sources on competition and basis spreads on our pipeline systems;

•	volatility or disruptions in the capital or financial markets;

•

the success of our strategy to grow and diversify our business, including expansion into new product lines and geographic areas, especially during periods of unstable price levels of oil and natural gas, which can influence the associated production of these commodities;

•	the impact on our system throughput and revenues from changes in the supply of and demand for natural gas;

•	our ability to access the bank and capital markets on acceptable terms to refinance our outstanding indebtedness and to fund our capital needs;

•	operational hazards, litigation and unforeseen interruptions for which we may not have adequate or appropriate insurance coverage;

•	the future cost of insuring our assets;

•	our ability to access new sources of natural gas and the impact on us of any future decreases in supplies of natural gas in our supply areas; and

•

the additional risks and uncertainties as described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022 and, to the extent applicable, our Quarterly Reports on Form 10-Q.

Developments in any of these areas could cause our results to differ materially from results that have been or may be anticipated or projected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, other subsequent filings and any prospectus supplement. The risk factors and other factors noted in this prospectus, incorporated by reference herein or in any prospectus supplement delivered with this prospectus, as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, could cause our actual results to differ materially from those contained in any forward-looking statement.

Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) we receive from the sale of the securities covered by this prospectus for general partnership purposes, including for the repayment of debt, to fund acquisitions and capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement. The debt securities will be issued solely by Boardwalk Pipelines, LP, as the issuer. References in this “Description of Debt Securities” to “us,” “we,” or “our” refer only to Boardwalk Pipelines, LP, as issuer, and not to Boardwalk Pipeline Partners, LP or to any of Boardwalk Pipelines, LP’s subsidiaries. References in this “Description of Debt Securities” to “the limited partnership” or “the guarantor” refer only to Boardwalk Pipeline Partners, LP, and not to any of its subsidiaries.

We will issue debt securities under one or more indentures among us, as issuer, The Bank of New York Mellon Trust Company, N.A., as trustee, and, if applicable, the limited partnership as guarantor. The debt securities will be governed by the provisions of the Indenture (as described below) and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Act”). We, the Trustee and the guarantor, if applicable, may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the senior indenture and form of subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular indenture under which we issue a series of debt securities.

General

Debt Securities

Any series of debt securities that we issue will not be convertible into, or exchangeable for, any of our other securities and:

•	will be our general obligations;

•	will be general obligations of the limited partnership, if it guarantees that series; and

•	may be subordinated to our Senior Indebtedness, with any guarantees also being subordinated to any Senior Indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of the limited partnership’s general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the limited partnership;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of any debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the limited partnership. If a series of debt securities is so guaranteed, the limited partnership will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the limited partnership.

If a series of debt securities is guaranteed by the limited partnership and is designated as subordinate to our Senior Indebtedness, then the guarantees by the limited partnership will be subordinated to the Senior Indebtedness of the limited partnership to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “—Subordination.”

Covenants

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities.

Reports

So long as any debt securities are outstanding, we will file with the Trustee, within 15 days after we or the limited partnership would have been required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we or the limited partnership are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, whether in a single transaction or series of related transactions, unless:

•	we are the surviving person in the case of a merger, or the surviving or transferee person, if other than us:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes, by supplemental indenture satisfactory to the Trustee, all of our obligations under the Indenture and the debt securities issued under the Indenture;

•	immediately after giving effect to the transaction or series of transactions, no default or Event of Default would occur or be continuing;

•

if we are not the surviving person, then each guarantor, unless it is the person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the debt securities will continue to apply to the obligations under the debt securities and the Indenture; and

•

we have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the Indenture.

Thereafter, if we are not the surviving person, the surviving or transferee person will be substituted for us under the Indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all of our liabilities and obligations under the Indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the Indenture and the debt securities.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure by us or, if the series of debt securities is guaranteed by the limited partnership, by the guarantor, to comply for 60 days (180 days in the case of a failure to comply with the covenant described under “—Covenants—Reports” above) after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of the issuer or, if applicable, the guarantor; and

•

if such series of debt securities is entitled to the benefits of a guarantee, such guarantee (i) ceases to be in full force and effect, except as specifically permitted under the Indenture, (ii) is declared null and void in a judicial proceeding or (iii) is denied or disaffirmed by the guarantor.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the guarantor, the guarantor, of the default and such default is not cured within 60 days after receipt of notice (180 days in the case of a failure to comply with the covenant described under “—Covenants—Reports” above).

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•

the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, on or before January 31 in each year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of the issuer’s obligations under the Indenture;

•	add guarantors with respect to the debt securities or reflect the release of any guarantor in accordance with the Indenture;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer;

•	make any change that does not adversely affect the rights under the Indenture of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Act; or

•	establish the form or terms of any new series of debt securities.

In addition, the issuer may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release any guarantor or modify a guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer or a guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Satisfaction and Discharge

The issuer may discharge all its obligations under the Indenture with respect to any series of debt securities, other than its obligation to register the transfer and exchange of debt securities of such series, provided that either:

•	the issuer delivers all outstanding debt securities of such series to the Trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable, will become due and payable at their stated maturity within one year or are scheduled for redemption within one year, and the issuer has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date, and, in either case, the issuer has paid all other sums payable under the Indenture.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all its obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not, among other things, terminate its obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace mutilated, destroyed, lost or stolen debt securities of that series;

•	to maintain one or more offices or agencies where the debt securities of that series may be presented or surrendered for payment and may be surrendered for transfer or exchange; or

•	to compensate the Trustee in accordance with the Indenture.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations with respect to debt securities of a particular series under the covenants applicable to such series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth and sixth (and with respect to any guarantor, the fifth) bullet points in the first paragraph under “—Events of Default, Remedies and Notice—Events of Default” or an Event of Default that is added specifically for such series and described in the prospectus supplement applicable to such series.

In order to exercise either defeasance option, the issuer must:

•

irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•

deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the guarantor) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to such debt securities (or, if the series is guaranteed, the guarantee of the guarantor), or to other obligations which are pari passu with or subordinated to such debt securities (or, if the series is guaranteed, the guarantee of the guarantor). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of the guarantor, if applicable, that is designated as “Senior Indebtedness” with respect to such series.

The holders of our Senior Indebtedness or, if applicable, of the Senior Indebtedness of a guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities:

•	upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the guarantor’s assets, to creditors;

•	upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the guarantor; or

•	in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the guarantor.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If the issuer does not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the issuer and any guarantor may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•

repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, the issuer may deliver subordinated debt securities to the Trustee in satisfaction of its sinking fund obligation, unless, in either case,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	the issuer and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the paragraph prior to the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the issuer may not make any payments on the subordinated debt securities or any related guarantee for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by the issuer and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, the issuer may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of the issuer’s general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

No Personal Liability of General Partner

Our general partner and its directors, officers, employees, incorporators and equity owners, as such, will not be liable for:

•	any of our obligations or the obligations of any guarantor under the debt securities or the indentures; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, any guarantor, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, any guarantor or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We use the term “Trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

Boardwalk Pipelines, LP may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Boardwalk Pipelines, LP and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We and Boardwalk Pipelines, LP may issue rights to purchase warrants or debt securities, as applicable. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We or Boardwalk Pipelines, LP, as applicable, will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the number of rights issued or to be issued;

•	the exercise price payable for each warrant or unit of debt securities upon the exercise the rights;

•	the number and terms of the warrants or units of debt securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

PLAN OF DISTRIBUTION

Under this prospectus, we intend to offer our securities to the public through one or more broker-dealers, underwriters or directly to investors.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We will pay or allow distributors’ or sellers’ commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions; or

•	in the over-the-counter market.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Boardwalk Pipeline Partners, LP incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

$

Boardwalk Pipelines, LP

 % Senior Notes due 20

Fully and unconditionally guaranteed by Boardwalk Pipeline Partners, LP

PROSPECTUS SUPPLEMENT

   , 2024

Barclays	J.P. Morgan	MUFG	Truist Securities

Citigroup	Regions Securities LLC	TD Securities	Wells Fargo Securities

BofA Securities	Goldman Sachs & Co. LLC